Exhibit 99.1

4484 Wilshire Boulevard Los Angeles, California 90010 (323) 937-1060 Fax (323) 857-7125

Press Release

FOR MORE INFORMATION, CONTACT:

Theodore Stalick, SVP/CFO

(323) 937-1060

www.mercuryinsurance.com

For Release: May 6, 2025

Mercury General Corporation Announces First

Quarter Results and Declares Quarterly Dividend

Los Angeles, California…Mercury General Corporation (NYSE: MCY) reported today for the first quarter of 2025:

Consolidated Highlights

	Three Months Ended March 31,		Change
	2025	2024	$	%
(000’s except per-share amounts and ratios)
Net premiums earned (2)	$1,283,069	$1,166,679	$116,390	10.0
Net premiums written (1) (2)	$1,314,380	$1,284,984	$29,396	2.3
Net realized investment gains, net of tax (3)	$18,424	$30,172	$(11,748)	(38.9)
Net (loss) income	$(108,327)	$73,462	$(181,789)	(247.5)
Net (loss) income per diluted share	$(1.96)	$1.33	$(3.29)	(247.4)
Operating (loss) income (1)	$(126,751)	$43,290	$(170,041)	(392.8)
Operating (loss) income per diluted share (1)	$(2.29)	$0.78	$(3.07)	(393.6)
Catastrophe losses net of reinsurance (4)	$447,000	$72,000	$375,000	520.8
Combined ratio (5)	119.2%	100.9%	—	18.3	pts

(1)

These measures are not based on U.S. generally accepted accounting principles (“GAAP”), are defined in “Information Regarding GAAP and Non-GAAP Measures” and are reconciled to the most directly comparable GAAP measures in “Supplemental Schedules.”

(2)

Net premiums earned and net premiums written for the three months ended March 31, 2025 include $76 million and $127 million, respectively, of increased ceded reinsurance premiums due to the Company’s reinsurance treaty being fully used up and from the reinstatement of the Company’s catastrophe reinsurance benefits following the Southern California wildfires in January 2025.

(3)

Net realized investment gains before tax were $23 million and $38 million for the three months ended March 31, 2025 and 2024, respectively. The changes in fair value of the Company’s investments are recorded as part of net realized investment gains or losses in its consolidated statements of operations due to the adoption of the fair value option for its investments as permitted under GAAP.

(4)

The majority of 2025 catastrophe losses resulted from Southern California wildfires. The majority of 2024 catastrophe losses resulted from winter storms and rainstorms in California and convective storms in Texas and Oklahoma.

(5)

The Company experienced favorable development of approximately $51 million and $6 million on prior accident years’ loss and loss adjustment expense reserves for the three months ended March 31, 2025 and 2024, respectively. The favorable development for the first quarter of 2025 was primarily attributable to lower than estimated losses in the automobile line of insurance business, and the homeowners line of insurance business, including favorable development on prior years’ catastrophe losses. The favorable development for the first quarter of 2024 was primarily attributable to lower than estimated loss adjustment expenses in the private passenger automobile line of insurance business, partially offset by unfavorable development on prior years’ catastrophe losses.

Investment Results

	Three Months Ended March 31,
	2025	2024
(000’s except average annual yield)
Average invested assets at cost (1)	$5,594,499	$5,358,848
Net investment income (2) (3)
Before income taxes	$81,479	$65,018
After income taxes	$67,850	$54,880
Average annual yield on investments (2) (3)
Before income taxes	4.9%	4.4%
After income taxes	4.1%	3.8%

(1)

Fixed maturities and short-term bonds at amortized cost; equities and other short-term investments at cost. Average invested assets at cost are based on the monthly amortized cost of the invested assets excluding cash for each period.

(2)

Net investment income includes interest income earned on cash of approximately $13.1 million and $5.6 million ($10.3 million and $4.5 million after tax) for the three months ended March 31, 2025 and 2024, respectively. Average annual yield on investments does not include interest income earned on cash.

(3)

Higher net investment income before and after income taxes for the three months ended March 31, 2025 compared to the corresponding period in 2024 resulted largely from higher average yield combined with higher average invested assets and cash. Average annual yield on investments before and after income taxes for the three months ended March 31, 2025 increased compared to the corresponding period in 2024, primarily due to the sale of certain low-yielding investments with a total fair value of approximately $600 million in January 2025 to provide ample liquidity for claims resulting from the January 2025 Southern California wildfires and to reduce volatility in the investment portfolio. The average annual yield on those investments sold was lower than that on the entire investment portfolio.

The Board of Directors declared a quarterly dividend of $0.3175 per share. The dividend will be paid on June 26, 2025 to shareholders of record on June 12, 2024.

Updated Information Regarding January 2025 Southern California Wildfires

In January 2025, extreme wind-driven wildfires caused widespread damage across parts of Southern California, primarily in the communities of Pacific Palisades and Altadena. The two largest of these Southern California wildfires are known as the Palisades and Eaton fires. The Company recorded net catastrophe losses and loss adjustment expenses (“LAE”) before taxes from the January 2025 Southern California wildfires of approximately $414 million in its consolidated statements of operations for the three months ended March 31, 2025, which consists of approximately $331 million net losses and LAE incurred by the Company and approximately $83 million for the Company’s share of FAIR Plan losses, after reduction for $25 million of recoupable assessment. The Company’s current estimate of gross catastrophe losses and LAE from the January 2025 Southern California wildfires before reinsurance, excluding its share of FAIR Plan losses and estimated subrogation recoveries, is approximately $2,150 million. The Company offset approximately $525 million of estimated subrogation recovery against the $2,150 million gross catastrophe losses and ceded approximately $1,294 million of the gross catastrophe losses to its reinsurers, which resulted in approximately $331 million in net catastrophe losses incurred by the Company from the January 2025 Southern California wildfires.

The Company’s catastrophe reinsurance program provides approximately $1,290 million of limits on a per occurrence basis after covered catastrophe losses exceed the Company’s retention of $150 million. To the extent that losses are reinsured, the reinsurance program calls for reinstatements of limits to cover future events. If the full $1,290 million limits are used up, then the total reinstatement premium would be approximately $101 million. The Company treated the Palisades and Eaton fires as one event for reinsurance purposes for the three months ended March 31, 2025 exhausting the full $1,290 million of limits. Limits totaling $1,238 million have been reinstated and are eligible to cover losses in excess of $150 million on future catastrophe events or for a second event determination on the Eaton and Palisades fires (see additional information below on the option to treat the Palisades and Eaton fires as two events for reinsurance). The $1,290 million of limits used for the January

2025 Southern California wildfires was reduced by $6.5 million for ineligible parametric coverage. The Company also utilized $10 million from a separate property excess of loss reinsurance treaty making the total reinsurance used for the January 2025 Southern California wildfires $1,294 million. The written and earned reinstatement premiums recorded for the three months ended March 31, 2025 was approximately $101 million and $50 million, respectively. Approximately $50 million of the total written reinstatement premiums will be earned in the second quarter of 2025.

The Company is actively pursuing subrogation against Southern California Edison (“SCE”) on the Eaton fire. In several previous wildfire events caused by utility company equipment, the Company sold its subrogation rights but has not determined whether it will do so with the Eaton event although the Company has been approached by brokers, banks and hedge funds with offers to purchase its subrogation rights on the Eaton fire. The Company recorded approximately $525 million in estimated subrogation recoveries, or approximately 55% of its estimated ultimate losses on the Eaton fire, as an offset against loss and loss adjustment expense reserves in the first quarter of 2025. Although SCE has not admitted that its equipment caused the Eaton fire, significant evidence indicates that SCE’s equipment was the cause of the Eaton fire. Based on the history of settlement payouts on prior wildfires by SCE and other utility companies in similar situations where the utility equipment caused the wildfires and such companies settled the subrogation claims without admitting fault, the Company believes $525 million is a reasonable estimate of probable recovery on the Eaton fire.

For utility caused California wildfires occurring since 2017, the utility companies, including SCE, have paid out average amounts equal to over 60% of the losses incurred with a range as low as 55% to over 70%. The Company believes that SCE has the wherewithal to settle the subrogation claims on the Eaton fire in a similar range of settlement amounts as on the recent past wildfires and SCE also has access to the California Wildfire Fund which provides additional funding to reimburse member utilities to pay wildfire claims. There is a very active market of brokers, banks and hedge funds offering to purchase subrogation rights for amounts that are supportive of at least a 55% subrogation recovery from SCE. Based on the Company’s review of the evidence of cause of the Eaton fire as well as the Company’s assessment of the subrogation amount that is probable of recovery, as described above, the Company believes $525 million or 55% of its estimated ultimate losses on the Eaton fire is a reasonable estimate that is probable of recovery through subrogation. The Company will continuously monitor the subrogation processes and reevaluate the subrogation recovery estimate to be recorded in its consolidated financial statements each quarter.

The Company is a member of the California FAIR Plan, the state’s fire insurer of last resort. To the extent the FAIR Plan has losses exceeding its capital and reinsurance coverage, the FAIR Plan can assess its member companies for the shortfall based on each company’s California market share. The FAIR Plan had significant losses from the January 2025 Southern California wildfires, and the Company’s share of the FAIR Plan losses from the January 2025 Southern California wildfires was approximately $108 million (an amount based on information provided to the Company directly from the FAIR Plan), which was recorded as part of the Company’s losses from the January 2025 Southern California wildfires in its consolidated statements of operations for the three months ended March 31, 2025. The FAIR Plan assessed the Company $50 million to strengthen the FAIR Plan’s capital position following the Southern California wildfires in the first quarter of 2025. The California DOI allows for recoupment of 50% or $25 million of the $50 million assessment via a temporary surcharge to the Company’s policyholders. The Company has filed with the California DOI to begin recouping the $25 million and has offset the $25 million recoupable amount against the $108 million of the Company’s share of the FAIR Plan’s losses from the January 2025 Southern California wildfires in its consolidated statements of operations for the three months ended March 31, 2025.

The Company’s catastrophe reinsurance treaty allows the Company to consider catastrophe events that occur within a 150-mile radius as a single occurrence or separate occurrences for reinsurance purposes. Although the Company recorded the Palisades and Eaton fires as one event for reinsurance purposes, it retains the ability to consider them as two separate events for reinsurance purposes. Under a two-event scenario, the Company may elect to use reinsurance limits of up to $1,290 million for the first event and reinstated limits up to $1,238 million for the second event. In this scenario, the Company would be responsible for the first and second event retentions of $150 million each. In addition, the Company would be responsible for up to $101 million in reinstatement premiums. Had the Company treated the Palisades and Eaton fires as two separate events, its reported net catastrophe losses from the January 2025 Southern California wildfires would have been approximately $296 million excluding the Company’s share of FAIR Plan losses compared to approximately $331 million under the single-event scenario, and written and earned reinstatement premiums would have been approximately $92 million and $46 million, respectively, compared to approximately $101 million and $50 million, respectively, under the single-event scenario, for the three months ended March 31, 2025. As more information becomes available to the Company, including any updated subrogation recovery estimates and the impact on future reinsurance premiums under the two-event scenario, the Company may re-evaluate whether it will consider the Palisades and Eaton fires as two separate events.

As of March 31, 2025, the Company has paid out approximately $1,076 million for claims related to the January 2025 Southern California wildfires. The Company sent an initial billing amounting to approximately $606 million to its reinsurers in January 2025 and has collected 100% on that billing. In addition, the Company sent a second billing amounting to approximately $224 million to its reinsurers on April 11, 2025 and has collected approximately $136 million as of May 1, 2025 on that billing.

Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent producers and direct-to-consumer sales in many states. For more information, visit the Company’s website at www.mercuryinsurance.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Certain statements contained in this report are forward-looking statements based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company’s insurance products, inflation and general economic conditions, including general market risks associated with the Company’s investment portfolio; the accuracy and adequacy of the Company’s pricing methodologies; catastrophes in the markets served by the Company; uncertainties related to estimates, assumptions and projections generally; the possibility that actual loss experience may vary adversely from the actuarial estimates made to determine the Company’s loss reserves in general; the Company’s ability to obtain and the timing of the approval of premium rate changes for insurance policies issued in the states where it operates; legislation adverse to the automobile or homeowners insurance industry or business generally that may be enacted in the states where the Company operates; the Company’s success in managing its business in non-California states; the presence of competitors with greater financial resources and the impact of competitive pricing and marketing efforts; the Company’s ability to successfully allocate the resources used in the states with reduced or exited operations to its operations in other states; changes in driving patterns and loss trends; acts of war and terrorist activities; pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases; court decisions and trends in litigation and health care and auto repair costs; and legal, cybersecurity, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission on February 11, 2025.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

SUMMARY OF OPERATING RESULTS

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenues:
Net premiums earned	$1,283,069	$1,166,679
Net investment income	81,479	65,018
Net realized investment gains	23,321	38,192
Other	6,010	4,196

Total revenues	1,393,879	1,274,085

Expenses:
Losses and loss adjustment expenses	1,220,813	903,965
Policy acquisition costs	228,720	196,040
Other operating expenses	79,453	77,087
Interest	7,189	7,773

Total expenses	1,536,175	1,184,865

(Loss) income before income taxes	(142,296)	89,220
Income tax (benefit) expense	(33,969)	15,758

Net (loss) income	$(108,327)	$73,462

Basic average shares outstanding	55,389	55,371
Diluted average shares outstanding	55,389	55,372
Basic Per Share Data
Net (loss) income	$(1.96)	$1.33
Net realized investment gains, net of tax	$0.33	$0.54
Diluted Per Share Data
Net (loss) income	$(1.96)	$1.33
Net realized investment gains, net of tax	$0.33	$0.54
Operating Ratios-GAAP Basis
Loss ratio	95.1%	77.5%
Expense ratio	24.0%	23.4%

Combined ratio (a)	119.2%	100.9%

(a)	Combined ratio for the three months ended March 31, 2025 does not sum due to rounding.

MERCURY GENERAL CORPORATION AND SUBSIDIARIES

CONDENSED BALANCE SHEETS AND OTHER INFORMATION

(000’s except per-share amounts and ratios)

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Investments, at fair value:
Fixed maturity securities (amortized cost $4,651,732; $4,982,459)	$4,600,058	$4,913,378
Equity securities (cost $530,996; $795,068)	588,341	879,175
Short-term investments (cost $208,121; $283,792)	208,143	283,817

Total investments	5,396,542	6,076,370
Cash	1,284,790	720,257
Receivables:
Premiums	752,248	697,176
Allowance for credit losses on premiums receivable	(6,600)	(6,400)

Premiums receivable, net of allowance for credit losses	745,648	690,776
Accrued investment income	61,895	67,630
Other	151,306	62,118

Total receivables	958,849	820,524
Reinsurance recoverables (net of allowance for credit losses $1,192; $0)	623,599	28,613
Deferred policy acquisition costs	336,470	335,332
Fixed assets, net	141,650	138,177
Operating lease right-of-use assets	17,637	13,407
Current income taxes	3,897	—
Deferred income taxes	51,893	45,854
Goodwill	42,796	42,796
Other intangible assets, net	7,468	7,682
Other assets	162,067	81,620

Total assets	$9,027,658	$8,310,632

LIABILITIES AND SHAREHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$3,792,581	$3,152,031
Unearned premiums	2,121,243	2,039,830
Notes payable	574,227	574,128
Accounts payable and accrued expenses	172,393	242,118
Operating lease liabilities	17,859	13,580
Current income taxes	—	20,752
Other liabilities	528,744	321,669
Shareholders’ equity	1,820,611	1,946,524

Total liabilities and shareholders’ equity	$9,027,658	$8,310,632

OTHER INFORMATION
Common stock shares outstanding	55,389	55,389
Book value per share	$32.87	$35.14
Statutory surplus (a)	$1.88 billion	$2.03 billion
Net premiums written to surplus ratio (a)	2.88	2.65
Debt to total capital ratio (b)	24.0%	22.8%
Portfolio duration (including all short-term instruments) (a) (c)	3.8 years	3.4 years
Policies-in-force (company-wide “PIF”) (a)
Personal Auto PIF	1,024	1,019
Homeowners PIF	854	852
Commercial Auto PIF	37	39

(a)	Unaudited.
(b)	Debt to Debt plus Shareholders’ Equity (Debt at face value).
(c)	Modified duration reflecting anticipated early calls.

SUPPLEMENTAL SCHEDULES

(000’s except per-share amounts and ratios)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Reconciliations of Comparable GAAP Measures to Operating Measures (a)
Net premiums earned	$1,283,069	$1,166,679
Change in net unearned premiums	31,311	118,305

Net premiums written	$1,314,380	$1,284,984

Incurred losses and loss adjustment expenses	$1,220,813	$903,965
Change in net loss and loss adjustment expense reserves	(285,112)	(75,419)

Paid losses and loss adjustment expenses	$935,701	$828,546

Net (loss) income	$(108,327)	$73,462

Less: Net realized investment gains	23,321	38,192
Tax on net realized investment gains (b)	4,897	8,020

Net realized investment gains, net of tax	18,424	30,172

Operating (loss) income	$(126,751)	$43,290

Per diluted share:
Net (loss) income	$(1.96)	$1.33
Less: Net realized investment gains, net of tax	0.33	0.54

Operating (loss) income (c)	$(2.29)	$0.78

Combined ratio	119.2%	100.9%
Effect of estimated prior periods’ loss development	4.0%	0.5%

Combined ratio-accident period basis (d)	123.1%	101.4%

(a)	See “Information Regarding GAAP and Non-GAAP Measures.”
(b)	Based on federal statutory rate of 21%.
(c)	Operating income per diluted share for the three months ended March 31, 2024 does not sum due to rounding.
(d)	Combined ratio-accident period basis for the three months ended March 31, 2025 does not sum due to rounding.

Information Regarding GAAP and Non-GAAP Measures

The Company has presented information within this document containing operating measures which in management’s opinion provide investors with useful, industry specific information to help them evaluate, and perform meaningful comparisons of, the Company’s performance, but that may not be presented in accordance with GAAP. These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss). Operating income (loss) is net income (loss) excluding realized investment gains and losses, net of tax. Operating income (loss) is used by management along with the other components of net income (loss) to assess the Company’s performance. Management uses operating income (loss) as an important measure to evaluate the results of the Company’s insurance business. Management believes that operating income (loss) provides investors with a valuable measure of the Company’s ongoing performance as it reveals trends in the Company’s insurance business that may be obscured by the effect of net realized investment gains and losses. Realized investment gains and losses may vary significantly between periods and are generally driven by external economic developments such as capital market conditions. Accordingly, operating income (loss) highlights the results from ongoing operations and the underlying profitability of the Company’s core insurance business. Operating income (loss), which is provided as supplemental information and should not be considered as a substitute for net income (loss), does not reflect the overall profitability of the Company’s business. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net income (loss) to operating income (loss).

Net premiums earned, the most directly comparable GAAP measure to net premiums written, represents the portion of premiums written that is recognized as revenue in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net premiums written is a statutory financial measure which represents the premiums charged on policies issued during a fiscal period less any applicable reinsurance. Net premiums written is designed to determine production levels and is meant as supplemental information and not intended to replace net premiums earned. Such information should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of net premiums earned to net premiums written.

Incurred losses and loss adjustment expenses is the most directly comparable GAAP measure to paid losses and loss adjustment expenses. Paid losses and loss adjustment expenses excludes the effects of changes in the loss reserve accounts. Paid losses and loss adjustment expenses is provided as supplemental information and is not intended to replace incurred losses and loss adjustment expenses. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of incurred losses and loss adjustment expenses to paid losses and loss adjustment expenses.

Combined ratio is the most directly comparable measure to combined ratio-accident period basis. Combined ratio-accident period basis is computed as the difference between two GAAP operating ratios: the combined ratio and prior accident periods’ loss development ratio. Management believes that combined ratio-accident period basis is useful to investors and it is used to reveal the trends in the Company’s results of operations that may be obscured by development on prior accident periods’ loss reserves. Combined ratio-accident period basis is meant as supplemental information and is not intended to replace the GAAP combined ratio. It should be read in conjunction with the GAAP financial results. See “Supplemental Schedules” above for a reconciliation of GAAP combined ratio to combined ratio-accident period basis.